                                                                    EXHIBIT c(3)

Discussion Materials for the Board of Directors             [MORGAN JOSEPH LOGO]

                                                               November 16, 2003

PROJECT SPAWN

                                                                    Confidential

Disclaimer

- The following materials (the "Presentation") were prepared for the Special Committee of the Board of Directors of Sylvan Inc. ("Sylvan" or the "Company") which has requested that Morgan Joseph & Co. Inc. ("Morgan Joseph") provide its opinion as to the fairness, from a financial point of view, to the shareholders of the Company, excluding Dennis Zensen, Virgil Jurgensmeyer, Monir Elzalaki, Roger Claypoole, Wynnefield Capital, Inc., Steel Partners II, L.P., Snyder Associated Companies, Inc., SAC Holding Company and their respective affiliates, of the consideration to be paid by a group formed by Snyder Associated Companies, Inc. and selected others (the "Acquiror') in connection with the proposed acquisition of the Company (the "Proposed Transaction").

- In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us and have not attempted independently to verify such information, nor do we assume any responsibility to do so. We have assumed that the Company's forecasts and projections provided to or reviewed by us have been reasonably prepared based on the best current estimates and judgment of the Company's management as to the future financial condition and results of operations of the Company. While we have visited certain of the Company's locations, we have not conducted a physical inspection of the properties and facilities of the Company, nor have we made or obtained any independent evaluation or appraisal of the assets or liabilities of the Company. We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion necessarily is based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof. We reserve, however, the right to withdraw, revise or modify our opinion based upon additional information which may be provided to or obtained by us, which suggests, in our judgment, a material change in the assumptions (or the bases therefor) upon which our opinion is based.

- These materials are not intended to represent an opinion, but rather to serve as discussion materials for the Board to review and as a basis upon which Morgan Joseph may render an opinion. These materials do not address the Company's underlying business decision to approve the Proposed Transaction or constitute a recommendation to the Company or its shareholders as to any action it should take regarding the Proposed Transaction. These materials may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent.

- The following materials are based upon Morgan Joseph's analysis of the Proposed Transaction as of November 16, 2003. In the event of material changes to the terms and conditions of the Proposed Transaction upon which these materials are based, the enclosed analysis and our conclusions may be affected.

- Certain portions of the enclosed analysis are based upon projected financial results. Any projected financial results are based upon analyst forecasts, internal projections and discussions with management of the Company. A number of factors, including industry conditions, changes in costs, labor issues and other factors which are beyond the scope of these projections and out of the control of the Company, the Acquiror and Morgan Joseph may cause actual results to differ materially from these projections. Material changes in the projections may affect the conclusions derived from our analysis.

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS     November 16, 2003 / 2

Table of Contents

1. INTRODUCTION

2. SUMMARY OF PROPOSED TRANSACTION

3. SUMMARY BACKGROUND OF PROPOSED TRANSACTION

4. OVERVIEW OF THE COMPANY

5. OVERVIEW OF THE ACQUIROR

6. ANALYSIS OF PROPOSED TRANSACTION

APPENDIX

A. DESCRIPTIONS OF COMPARABLE COMPANIES

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS     November 16, 2003 / 3

1 / INTRODUCTION

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS     November 16, 2003 / 4

Introduction

- Morgan Joseph & Co. Inc. ("Morgan Joseph") has been retained by the Special Committee of the Board of Directors of Sylvan Inc. (the "Company") and requested to render its opinion to the Board of Directors of the Company as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of the Company, excluding Dennis Zensen, Virgil Jurgensmeyer, Monir Elzalaki, Roger Claypoole, Wynnefield Capital, Inc., Steel Partners II, L.P., Snyder Associated Companies, Inc., SAC Holding Company and their respective affiliates, pursuant to the proposed sale to a group formed by Snyder Associated Companies, Inc. (the "Acquiror") of all of the Common Stock of the Company (the "Proposed Transaction").

- In conducting our analysis and arriving at our opinion, we have reviewed and analyzed, among other things, the following:

          - The draft Agreement and Plan of Merger dated November 10, 2003 (the "Agreement");

          - The Company's Annual Reports on Form 10-K for each of the fiscal years in the three-year period ended December 31, 2002, and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, and September 28, 2003;

          -    The indications of interest received by the Company;

          - Certain other publicly available information concerning the Company and the trading markets for the Company's common stock;

          - Certain internal information and other data relating to the Company, its business and prospects, including forecasts and projections prepared and provided to us by management of the Company;

          - Certain publicly available information concerning certain other companies engaged in businesses which we believe to be generally comparable to the Company and the trading markets for certain of such other companies' securities; and

          - The financial terms of certain recent business combinations which we believe to be relevant to the Proposed Transaction.

- We have also interviewed certain senior officers of the Company concerning the business and operations, assets, present condition and prospects of the Company, visited certain of the Company's locations and undertook such other studies, analyses and investigations as we deemed appropriate.

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS     November 16, 2003 / 5

Introduction

- The Acquiror has proposed to purchase all the outstanding shares of Common Stock, par value $0.001 per share. After the proposed transaction, Sylvan will become a privately held company.

- All shareholders will receive $12.25 in cash for each share of Common Stock held, or $64.2 million in aggregate. Merger consideration of $12.25 per share, plus assumed net debt as of September 28, 2003 of $31.4 million (including minority interest of $2.2 million), implies an enterprise value for the Proposed Transaction of $95.6 million.

-    Process:

          -    Sign the definitive merger agreement on November 16, 2003;

          -    File proxy statement with SEC by November 28, 2003;

          - Receive approval from the SEC and mail proxies to the stockholders by December 26, 2003;

          - Hold special meeting and stockholder vote by the middle of February; and

          - Proposed Transaction closes; a subsidiary created by the Acquiror merges with and into Sylvan pursuant to a reverse triangular merger by the end of February 2004.

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS     November 16, 2003 / 6

2 / SUMMARY OF PROPOSED TRANSACTION

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS     November 16, 2003 / 7

Summary of Proposed Transaction

Summary of Key Terms of the Proposed Transaction

CONSIDERATION:              - $12.25 cash consideration for Sylvan's Common Stock

TRANSACTION STRUCTURE:      - Reverse triangular merger

PRINCIPAL CONDITIONS TO     - Approval by the Company's shareholders
CLOSING:                    - Material adverse change out
                            - Fiduciary out in the event of a Superior Proposal (as determined by the Special Committee or the
                              Board)

TERMINATION FEE:            - $2.0 million plus expense reimbursement of up to $0.5 million

NON-COMPETITION:            - None

ESTIMATED CLOSING:          - End of February 2004

OTHER:                      - In connection with the execution of the Agreement, Wynnefield Capital, Inc. will execute put and voting agreements with the Acquiror.

                            - Also in connection with the execution of the Agreement, Steel Partners II, L.P. will sell its shares to the Acquiror at $12.25, plus $60,000 of legal expenses.

                            - Dennis Zensen, CEO of the Company, will contribute (all or part) of his shares in connection with the
                              Proposed Transaction.

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS     November 16, 2003 / 8

3 / SUMMARY BACKGROUND OF PROPOSED
    TRANSACTION

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS     November 16, 2003 / 9

Summary Background of Proposed Transaction

MAY 14, 2002:               - Sylvan retains Lane Berry as advisor to the Company and announces plans to explore strategic alternatives

MAY - SEPTEMBER 2002:       - Lane Berry conducts first marketing process
                                 - 14 prospective strategic buyers: 0 bids
                                 - 21 prospective financial buyers: 2 bids
                                         - American Securities Capital Partners: $10.00 - $11.00/share
                                         - Cadigan Investment Partners(1): $12.50 - $13.50/share
                                               - Based on 2003E Revenue and EBITDA of $88.9 million and $16.5 million

OCTOBER 15, 2002:           - Company announces major share repurchase program up to 1.3 million shares and completion of its review of strategic alternatives
                                 -  333,321 shares repurchased in 2002 at an average price of $10.60 (310,000 purchased following announcement of program)
                                 -  No shares purchased in 2003; program suspended

APRIL 16, 2003:             - Company announces it has received a non-binding proposal from a management-led buyer group at
                              $11.00/share with equity financing provided by the Snyder Associated Companies, Inc.

APRIL 23, 2003:             - Company forms a Special Committee and retains Morgan Joseph as financial advisor to the Special
                              Committee

----------------
(1) The Tokarz Group is run by Michael Tokarz who is the Chairman of Cadigan Investment Partners.

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 10

Summary Background of Proposed Transaction

MAY - JUNE 2003:            - Lane Berry and Morgan Joseph conduct second marketing process
                                  - 32 prospective strategic buyers: 0 bids
                                  - 41 prospective financial buyers: 4 bids
                                          - American Securities Capital Partners: $8.00/share
                                          - Key Kosmont: $7.00-$9.00/share
                                          - Lake Pacific Partners: $11.50/share
                                          - The Tokarz Group(1): $10.00/share

JUNE 16, 2003:              - Management-led group withdraws proposal

JULY 21, 2003:              - Company signs exclusivity agreement with Lake Pacific Partners

AUGUST 28, 2003:            - Lake Pacific Partners receives extension of "exclusivity" and revises bid with two-tier offer
                                  - $11.50/share for Insiders
                                  - $12.00/share for Outsiders

OCTOBER 2, 2003:            - Lake Pacific Partners notifies Special Committee and financial advisors that the source of $15.0 million of their financing has withdrawn their commitment.

OCTOBER 7, 2003:            - Lake Pacific Partners exclusivity expires

----------------
(1) The Tokarz Group is run by Michael Tokarz who is the Chairman of Cadigan Investment Partners.

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 11

Summary Background of Proposed Transaction

OCTOBER 29, 2003:           - The Snyder Associated Companies, Inc. expressed interested in submitting an offer to acquire the
                              Company at a price "higher" than $12.00/share.

NOVEMBER 5, 2003:           - The Snyder Associated Companies, Inc. orally communicated an offer of $12.25/share to acquire the
                              Company, with certain members of management, the Board of Directors, and other identified shareholders, including Dennis Zensen, Virgil Jurgensmeyer, Monir Elzalaki and Roger Claypoole, to be
                              equity participants in the purchaser.

NOVEMBER 6, 2003:           - The counsel to the Special Committee, Davis Polk, submitted a definitive agreement to the Snyder buyout group for comments and to begin formal negotiations.

                            - Lake Pacific Partners re-submits their prior acquisition proposal with evidence of equity and debt financing. Lake Pacific expresses a desire to proceed expeditiously to closing with deadline to consummate a transaction by November 7, 2003.

NOVEMBER 7, 2003:           - Counsel to the Special Committee and counsel to the Snyder buyout group reach substantial agreement on merger agreement.

NOVEMBER 9, 2003:           - Lake Pacific Partners orally communicated an offer of $12.50/share to acquire the Company subject to reaching an agreement for Dennis Zensen to rollover all or a portion of his shares and also reaching agreement with respect to employment and other business matters in connection with the transaction.

NOVEMBER 16, 2003:          - Meeting of Special Committee to consider Snyder acquisition proposal and Lake Pacific acquisition proposal. Board meeting to follow to consider and act on the recommendation of the Special Committee.
                              Expected signing of definitive agreement.

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 12

4 / OVERVIEW OF THE COMPANY

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 13

Company Summary

                              COMPANY DESCRIPTION

The Company is a worldwide producer and distributor of products for the mushroom industry, specializing in spawn (the equivalent of seed for mushrooms) and spawn-related products and services. The Company, which operates through its subsidiaries, is also a grower of fresh mushrooms in the United States. The Company has two business segments: spawn products and fresh mushrooms. Spawn-related products include casing inoculum, nutritional supplements and disease-control agents. The fresh mushrooms segment is comprised of Quincy Farms, a large, regional producer of fresh mushrooms.

           GENERAL COMPANY INFORMATION

MANAGEMENT

Dennis Zensen - Chairman, President and CEO
Donald Smith - CFO
Monir Elzalaki - Director; President of Sylvan America
Gregory Verhagen - President of Quincy Farms
Gary Walker - President of Sylvan Bioproducts, Inc.

BOARD OF DIRECTORS

Dennis Zensen (Chairman)
William L. Bennett (Monitor Company Group, L.P.)
Monir Elzalaki (President of Sylvan America)
Jeanine C. Heller (Independent Investor Relations Consultant)
Virgil H. Jurgensmeyer (Mid-West Custom Mixing Co.)
Nelson Obus (Wynnefield Capital, Inc.)

HEADQUARTERS: SAXONBURG, PENNSYLVANIA

        SUMMARY FINANCIAL INFORMATION (a)

MARKET DATA AS OF 11/14/03
------------------------------------------------
Stock Price             $  10.10

52-Week High            $  11.50       87.8%
52-Week Low             $   8.85      114.1%

FD Shares Outstanding        5.2
Equity Value                52.1
Enterprise Value ("EV")     83.5

BALANCE SHEET DATA AS OF 9/28/03 (a)
------------------------------------------------
Cash and Equivalents    $    6.1
Debt                        35.4
Minority Interest            2.2

ESTIMATES (a),(b)
------------------------------------------------
                      $ IN MILLIONS  EV MULTIPLE
                      -------------  -----------
FY 2003 Revenue         $   95.9        0.9x
FY 2003 EBITDA              13.1        6.4x

FY 2004 Revenue         $   96.9        0.9x
FY 2004 EBITDA              14.0        6.0x

(a) Millions, except per share data.

(b) Financial projections from the Company.

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 14

Overview of the Company

Business Overview

- Successor to the business of a Pennsylvania corporation that was chartered in 1937

- Worldwide producer and distributor of products for the mushroom industry, specializing in spawn and spawn-related products and services, and is a major grower of fresh mushrooms in the U.S.

-  The Company has two reportable business segments:

   - Spawn Operations

     - Accounts for 71% of the Company's total sales in 2002 and 79% of its operating income.

     - Conducts operations through subsidiaries in North America, Europe, Australia and South Africa

     - Plant operations are conducted in: the United States, England, Ireland, the Netherlands, France, Hungary, Australia, South Africa and Canada

   - Fresh Mushrooms Operations

     - Accounts for 29% of the Company's total sales in 2002 and 21% of its operating income

     - Operates a farm located in Quincy, Florida, one of the most modern and efficient mushroom production operations in North America

       - Within Quincy operations are four satellite mushroom growing facilities; two commenced operations in mid-2001 and two commenced operations in early 2003

     - January 2000, Sylvan began selling all of its mushrooms to a leading U.S. mushroom marketing organization that packages and distributes them throughout the eastern United States

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 15

Overview of the Company

Business Outlook

- Global "fresh" mushroom market is a mature industry growing at GDP growth rates

- Fresh producers in U.S. continue to struggle with high potential for further consolidation

- Certain international markets unstable and in state of transition/consolidation

   - French growers benefiting from government subsidies

   - Growers in Poland taking some market share away from Sylvan

   - Overall European market mature

- Modest upside potential in bioproducts; however, no "break-out" products near-term

   - Agaricus Blazei sales up due to Japanese demand for tea product

   - Red Yeast Rice revenue well above forecast due to strong GNC demand in Q2

   - Company pursuing new sales channels for bioproducts (Whole Foods, Wild Oats, Vitamin Shoppes, etc.)

- Company maintaining strong market position with strategic initiatives to increase volume:

   - JV operations in Mexico

   - "Satellite" growing opportunities for farmers

- Few catalysts likely to significantly increase overall demand for fresh mushrooms and therefore spawn

- Recent initiatives to lower prices in an effort to increase volume yielded limited success due to competitors following Sylvan

- Limited capital requirements going forward to maintain world-class infrastructure and support projected global demand

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 16

Overview of the Company

Summary Ownership Profile

                                                                                                                TOTAL
                                                                                                  PERCENTAGE   DILUTED    PERCENTAGE
    REPORT DATE                             HOLDER NAME                        SHARES HELD (1)     OF TOTAL   SHARES (6)   OF TOTAL
-------------------    ------------------------------------------------------  ---------------    ----------  ----------  ----------
Insider Holdings
   8/21/2003           Nelson Obus - Director                                   1,069,886(2)         20.75%   1,080,886      18.18%
   8/21/2003           Dennis C Zensen - Chairman, President and CEO              694,128(3)         13.46%     724,128      12.18%
   8/21/2003           Virgil H. Jurgensmeyer - Director                           20,000             0.39%      55,000       0.92%
   8/21/2003           Monir K. Elzalaki - Director & Pres. of Sylvan America      11,061             0.21%      56,061       0.94%
   8/21/2003           William L. Bennett - Director                                8,880(4)          0.17%      24,880       0.42%
   8/21/2003           Jeanie Heller - Director                                     1,000             0.02%      17,000       0.29%
   8/21/2003           Donald A. Smith - CFO                                            0             0.00%      33,668       0.57%
   8/21/2003           All Others                                                  48,645             0.94%     241,440       4.06%
                                                                                ---------           ------    ---------     ------
                                                                                1,853,600            35.96%   2,233,063      37.55%
5% Owners
   3/31/2003           Steel Partners                                             537,772            10.43%     537,772       9.04%
                                                                                ---------           ------    ---------     ------
                                                                                  537,772            10.43%     537,772       9.04%
Other Institutions
   6/30/2003           Dimensional Fund Advisors                                  397,676             7.71%     397,676       6.69%
   6/30/2003           Manning & Napier Advisors                                  199,925             3.88%     199,925       3.36%
   6/30/2003           Paradigm Capital Mgmt (cl King & Associates)               170,100             3.30%     170,100       2.86%
   6/30/2003           Gabelli Funds Llc                                          143,000             2.77%     143,000       2.40%
   6/30/2003           Fidelity Mgmt & Research Co                                142,100             2.76%     142,100       2.39%
   6/30/2003           Loeb Arbitrage Management Inc.                             115,110             2.23%     115,110       1.94%
                                                                                ---------           ------    ---------     ------
                                                                                1,167,911            22.66%   1,167,911      19.64%

                       Total Holders Identified                                 3,559,283            69.04%   3,938,746      66.23%
                                                                                =========           ======    =========     ======
                       Retail Holdings & Other Institutions                     1,595,848            30.96%   2,007,925      33.77%

                       Total Shares Outstanding (5)                             5,155,131           100.00%   5,946,671     100.00%
                                                                                =========           ======    =========     ======

-----------------------
(1) Based on Computershare Analytics and Company filings.

(2) Mr. Obus is President of Wynnefield Capital, Inc. and a member of Wynnefield Capital Management.

(3) Owned by Mr. and Mrs. Zensen as joint tenants.

(4) Includes 2,000 shares held in Mr. Bennett's 401(k) account and 880 shares held by trusts for the benefit of his children.

(5) Share count from draft 10-Q for the quarter ended Sept. 28, 2003.

(6) Includes 791,540 options from 12/31/02 10-K.

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 17

Price and Volume Graph

                               [GRAPHIC OF CHART]

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 18

Volume Traded

                                  SYLVAN INC.
    VOLUME WEIGHTED AVERAGE PRICE OF SHARES TRADED FROM 11/14/01 TO PRESENT


                                                                                 CUMULATIVE
                                                                ---------------------------------------------
                    DAYS     % OF TOTAL             % OF TOTAL    DAYS      % OF TOTAL             % OF TOTAL
    TRADING      DAILY AVG.     DAYS      TRADING     TRADING   DAILY AVG.     DAYS      TRADING     TRADING
     RANGE        IN RANGE     TRADED     VOLUME      VOLUME     IN RANGE     TRADED     VOLUME      VOLUME
-------------------------------------------------------------------------------------------------------------
 $9.00 - $9.25        7          1.3%       14,400      0.3%          7         1.3%       14,400      0.3%
 $9.25 - $9.50        1          0.2%        7,000      0.1%          8         1.5%       21,400      0.4%
 $9.50 - $9.75       10          1.9%       27,400      0.6%         18         3.4%       48,800      1.0%
 $9.75 - $10.00      33          6.3%      187,414      3.9%         51         9.8%      236,214      4.9%
$10.00 - $10.25      66         12.6%      420,570      8.8%        117        22.4%      656,784     13.7%
$10.25 - $10.50      65         12.4%      214,994      4.5%        182        34.8%      871,778     18.2%
$10.50 - $10.75      32          6.1%      286,568      6.0%        214        40.9%    1,158,346     24.2%
$10.75 - $11.00      29          5.5%      344,400      7.2%        243        46.5%    1,502,746     31.4%
----------------------------------------------------------------------------------------------------------
$11.00 - $11.25      54         10.3%    1,378,000     28.8%        297        56.8%    2,880,746     60.2%
----------------------------------------------------------------------------------------------------------
$11.25 - $11.50      66         12.6%      170,600      3.6%        363        69.4%    3,051,346     63.8%
$11.50 - $11.75      40          7.6%      503,100     10.5%        403        77.1%    3,554,446     74.3%
$11.75 - $12.00      30          5.7%      347,400      7.3%        433        82.8%    3,901,846     81.6%
$12.00 - $12.25       7          1.3%      124,100      2.6%        440        84.1%    4,025,946     84.2%
==========================================================================================================
$12.25 - $12.50      13          2.5%      219,900      4.6%        453        86.6%    4,245,846     88.7%
$12.50 - $12.75      49          9.4%      282,700      5.9%        502        96.0%    4,528,546     94.7%
$12.75 - $13.00      14          2.7%      190,800      4.0%        516        98.7%    4,719,346     98.6%
$13.00 - $13.25       6          1.1%       51,600      1.1%        522        99.8%    4,770,946     99.7%
$13.25 - $13.50       1          0.2%       13,200      0.3%        523       100.0%    4,784,146    100.0%
                    =======================================
         TOTAL:     523          100%    4,784,146      100%

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 19

Recent Quarter Earnings Announcement

                                                  NINE MONTHS ENDED ($ IN MILLIONS)
                                                  ---------------------------------
                                                   3Q03        3Q02       VARIANCE
                                                  ------      ------      ---------
Revenue                                           $ 69.8      $ 64.6      $  5.2
Cost of Sales                                       44.0        38.2         5.7
                                                  ------      ------      ------
  Gross Profit                                      25.8        26.3        (0.5)

SG&A                                                16.5        15.6         0.9

EBITDA                                               9.4        10.8        (1.4)
Depreciation and Amortization                        4.8         4.4         0.4
                                                  ------      ------      ------

EBIT                                                 4.5         6.3        (1.8)
Other Income                                         0.1         0.1         0.1
Interest Expense, Net                                1.2         1.4        (0.1)
                                                  ------      ------      ------
  EBT                                                3.4         5.0        (1.7)

Income Tax Expense                                   1.1         1.7        (0.5)

Minority Interest                                    0.1         0.1         0.1

                                                  ------      ------      ------
Net Income from Continuing Operations             $  2.1      $  3.3      $ (1.2)
                                                  ======      ======      ======

Earnings Per Share from Continuing Operations     $ 0.41      $ 0.60      $(0.19)
Fully-Diluted Shares Outstanding                     5.2         5.5

-------------------------
Source: Company Press Release.

3Q03  VS. 3Q02

     - Consolidated operating income for the nine-months ended September 28, 2003 decreased 29%, when compared to the corresponding 2002 period, reflecting a 14% decrease in operating income from the Spawn Products Segment, a 1% increase in operating income from the Fresh Mushrooms Segment and a 23% increase in unallocated corporate expenses.

     - The increase in corporate expenses during the 2003 nine-month period was related to the recording of a net periodic pension expense of $502,000.

     - Net sales of spawn and spawn-related products increased 4% due to a weaker U.S. dollar on overseas sales that was partially offset by a 6% decrease in spawn product sales volume.

     - Net sales of fresh mushrooms increased during the first nine months of 2003 to $21.9 million, as compared with $18.8 million for the corresponding period of 2002, reflecting a 7% increase in the number of pounds sold and a 1% increase in the average selling price per pound.

     - Operating income of the fresh mushrooms segment for the first nine-months of 2003 was $2.0 million, which is 1% higher than the amount reported for the first nine months of 2002.

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 20

Overview of the Company

Summary Income Statement

                                   FISCAL YEAR ENDED DECEMBER, (1), (2)
                                   ------------------------------------
                                                                          LTM ENDED
                                      2001         2002       2003E (2)  9/28/2003 (2)
                                   ----------  ----------    ----------  -------------
Net sales                          $  85,911    $  88,192    $  95,857    $   93,401

Operating costs and expenses
  Cost of sales                       49,818       52,109       61,344        57,835
  Selling and administration          17,806       19,216       20,472        20,115
  Research and development             1,721        1,965        1,244         1,965
  Depreciation and amortization        5,575        5,842        6,268         6,234
                                   ---------    ---------    ---------    ----------
                                      74,920       79,132       89,328        86,149
                                   ---------    ---------    ---------    ----------

Operating income                      10,991        9,060        6,529         7,252

Interest expense, net                  2,532        1,865        1,524         1,723
Other income (expense)                   (19)          (3)           -            57
                                   ---------    ---------    ---------    ----------

Income before income taxes             8,440        7,192        5,005         5,586
Income taxes                           2,490        2,406        1,656         1,884
                                   ---------    ---------    ---------    ----------

Income before minority interest        5,950        4,786        3,349         3,703
Minority interest                        121          117          184           203
                                   ---------    ---------    ---------    ----------

Net income                         $   5,829    $   4,669    $   3,165    $    3,500
                                   =========    =========    =========    ==========

  Earnings per share               $    1.05    $    0.86    $    0.59    $     0.65

  Diluted WASO                         5,552        5,455        5,370         5,370

EBITDA (4)                         $  17,200    $  14,876    $  13,080    $   13,486

Maintenance Cap Ex                 $   4,100    $   3,400    $   3,850    $    3,100
Expansionary Cap Ex                    4,644        2,744            -         2,876
                                   ---------    ---------    ---------    ----------
  Total Cap Ex                     $   8,744    $   6,144    $   3,850    $    5,976

Revenue growth                           0.0%         2.7%         8.7%          n/a
EBITDA margin                           20.0%        16.9%        13.6%         14.4%
Operating income margin                 12.8%        10.3%         6.8%          7.8%
Income before income taxes margin        9.8%         8.2%         5.2%          6.0%
Net income margin                        6.8%         5.3%         3.3%          3.7%
Effective tax rate                      29.5%        33.5%        33.1%         33.7%
                                      PROJECTED FISCAL YEAR ENDING DECEMBER, (1), (2), (3)
                                   ----------------------------------------------------------
                                      2004       2005        2006         2007        2008
                                   ----------  ----------  ----------  ----------  ----------
Net sales                          $  96,852   $  97,670   $ 100,600   $ 103,618   $ 106,727

Operating costs and expenses
  Cost of sales                       61,461      61,795      61,869      62,171      64,036
  Selling and administration          20,388      20,495      21,020      21,624      22,245
  Research and development             1,250       1,250       1,308       1,347       1,387
  Depreciation and amortization        6,323       5,996       5,726       5,510       5,340
                                   ---------   ---------   ---------   ---------   ---------
                                      89,422      89,536      89,923      90,652      93,008
                                   ---------   ---------   ---------   ---------   ---------

Operating income                       7,430       8,134      10,677      12,966      13,719

Interest expense, net                  1,385       1,015         620         170        (335)
Other income (expense)                     -           -           -           -           -
                                   ---------   ---------   ---------   ---------   ---------

Income before income taxes             6,045       7,119      10,057      12,796      14,054
Income taxes                           2,116       2,492       3,520       4,479       4,919
                                   ---------   ---------   ---------   ---------   ---------

Income before minority interest        3,929       4,627       6,537       8,317       9,135
Minority interest                        117         117         117         117         117
                                   ---------   ---------   ---------   ---------   ---------

Net income                         $   3,812   $   4,510   $   6,420   $   8,200   $   9,018
                                   =========   =========   =========   =========   =========

  Earnings per share               $    0.71   $    0.84   $    1.20   $    1.53   $    1.68

  Diluted WASO                         5,370       5,370       5,370       5,370       5,370

EBITDA (4)                         $  13,953   $  14,130   $  16,603   $  18,676   $  19,259

Maintenance Cap Ex                 $   3,850   $   3,850   $   3,850   $   3,850   $   3,850
Expansionary Cap Ex                        -           -           -           -           -
                                   ---------   ---------   ---------   ---------   ---------
  Total Cap Ex                     $   3,850   $   3,850   $   3,850   $   3,850   $   3,850

Revenue growth                           1.0%        0.8%        3.0%        3.0%        3.0%
EBITDA margin                           14.4%       14.5%       16.5%       18.0%       18.0%
Operating income margin                  7.7%        8.3%       10.6%       12.5%       12.9%
Income before income taxes margin        6.2%        7.3%       10.0%       12.3%       13.2%
Net income margin                        3.9%        4.6%        6.4%        7.9%        8.4%
Effective tax rate                      35.0%       35.0%       35.0%       35.0%       35.0%

-----------------------
(1) The Company maintains its accounting records on a 52-53 week fiscal year ending the Sunday nearest December 31. All of the above fiscal years are 52 weeks.

(2)  Excludes non-recurring expenses.

(3) Based upon management estimates dated September 23, 2003. Includes public company expenses. Assumes an Euro to U.S. Dollar exchange rate of 1.09 and a normalized tax rate of 35%.

(4) EBITDA = operating income plus depreciation and amortization. 2001-2002 EBITDA includes amortization embedded in other line items.

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 21

Overview of the Company

Balance Sheet

                                                 DEC. 31, 2000  DEC. 30, 2001  DEC. 29, 2002  JUN. 29, 2003  SEPT. 28, 2003
                                                 -------------  -------------  -------------  -------------  --------------
ASSETS:
Current assets:
  Cash and cash equivalents                        $   5,371      $   5,072      $   5,624      $   4,504      $   6,118
  Trade accounts receivable                           12,740         13,133         14,399         14,709         15,095
  Inventories                                         10,398         10,119         11,425         12,831         12,010
  Prepaid income taxes and other expenses              1,420          1,437          1,495          2,066          2,181
  Other current assets                                 1,634          4,206          1,494          1,472          1,731
                                                   ---------      ---------      ---------      ---------      ---------
    Total current assets                              31,563         33,967         34,437         35,582         37,135

Property, plant and equipment:
  Land and improvements                                3,693          3,711          3,987            n/a            n/a
  Buildings                                           35,540         38,021         43,699            n/a            n/a
  Equipment                                           48,072         51,014         56,895            n/a            n/a
                                                   ---------      ---------      ---------      ---------      ---------
    Total property, plant and equipment               87,305         92,746        104,581            n/a            n/a
    Less: accumulated depreciation                   (34,769)       (38,470)       (45,794)           n/a            n/a
                                                   ---------      ---------      ---------      ---------      ---------
    Total property, plant and equipment, net          52,536         54,276         58,787         60,132         59,640

Intangible assets                                     11,899         11,036         12,321         13,104         13,197

Other assets                                           9,776          7,811          1,261          1,066          1,187
                                                   ---------      ---------      ---------      ---------      ---------
TOTAL ASSETS                                       $ 105,774      $ 107,090      $ 106,806      $ 109,884      $ 111,159
                                                   =========      =========      =========      =========      =========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Current portion of long-term debt                $     192      $   2,430      $     223      $     163      $     122
  Accounts payable - trade                             4,108          3,833          3,895          4,138          3,835
  Accrued salaries, wages and employee benefits        2,653          2,635          2,771          2,580          2,956
  Other accrued liabilities                              896            905          1,413          1,794          2,099
  Income taxes payable                                   690            942          1,545          1,202          1,344
                                                   ---------      ---------      ---------      ---------      ---------
    Total current liabilities                          8,539         10,745          9,847          9,877         10,356

Long-term and revolving-term debt                     39,871         37,255         38,162         36,140         35,260

Other long-term liabilities:

  Other employee benefits                              1,056          1,362          9,538          9,770          9,811
  Other                                                5,215          5,162            256            289            324
                                                   ---------      ---------      ---------      ---------      ---------
    Total other long-term liabilities                  6,271          6,524          9,794         10,059         10,135

Minority interest                                      1,559          1,680          1,741          2,122          2,176

Total shareholders' equity                            49,534         50,886         47,262         51,686         53,232
                                                   ---------      ---------      ---------      ---------      ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY         $ 105,774      $ 107,090      $ 106,806      $ 109,884      $ 111,159
                                                   =========      =========      =========      =========      =========

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 22

5 / OVERVIEW OF THE ACQUIROR

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 23

Overview of the Acquiror

- The Acquiror has been actively acquiring companies in a variety of industries since 1941 and currently maintains eleven separate operating segments that employ more than 450 people.

- The Acquiror was formally founded in 1975 in Kittening, Pennsylvania to provide management services for all Snyder subsidiaries.

- The Acquirer's subsidiaries operate in a broad range of businesses, including construction, mining, industrial equipment, energy, and agriculture.

- The Acquiror is partnered with Creekside Mushrooms, Ltd., which is the world's largest underground mushroom farm and owner of Moonlight (R) Brand mushrooms.

-    Founders include:

     -    Charles H. Snyder Sr. - Chairman of Snyder Associated Companies, Inc.

          -    1941 - PRESENT C.H. Snyder Co. Inc.

          -    1974 - PRESENT Bauer Company Inc.

     -    Elmer A. Snyder

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 24

6 / ANALYSIS OF PROPOSED TRANSACTION

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 25

Analysis of Proposed Transaction

Summary Transaction Multiples

         CALCULATION OF TRANSACTION VALUE

Offer Price                                    $12.25

Sylvan Diluted Shares Outstanding (1)             5.2

Equity Value                                   $ 64.2
Net Debt (2)                                     31.4
                                               ------
Enterprise Value                               $ 95.6
                                               ======

(1)  Fully diluted shares outstanding based on the treasury stock method.

(2)  Includes minority interest of $2.2 million.

IMPLIED TRANSACTION MULTIPLES

                    SYLVAN      EV
                  ESTIMATES  MULTIPLE
                  ---------  --------
LTM 9/28/03
Revenue             $93.4      1.0x
EBITDA               13.5      7.1x

FY 2003 ESTIMATE
Revenue             $95.9      1.0x
EBITDA               13.1      7.3x

FY 2004 ESTIMATE
Revenue             $96.9      1.0x
EBITDA               14.0      6.9x

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 26

Analysis of Proposed Transaction

Historical Stock Trading Analysis

                          OFFER PRICE PREMIUM ANALYSIS
                  RELATIVE TO HISTORY AS OF NOVEMBER 14, 2003

Offer Price:  $ 12.25

   125%          of    April 15, 2003 (1)                         $ 9.82
   107%          of    May 13, 2002 (2)                            11.44

   142%          of    52 Week Low Trading - March 19, 2003         8.60
   103%          of    52 Week High Trading - September 24, 2002   11.95

   119%          of    Twelve-Month Average Closing Price          10.27
   120%          of    Six-Month Average Closing Price             10.21
   121%          of    One-Month Average Closing Price             10.10

    65%          of    All Time Trading High - June 17, 1998       18.75
    75%          of    Five-Year High - December 28, 1998          16.37

(1)  Day prior to announcement of Sylvan management group buyout proposal.

(2)  Day prior to press release indicating Sylvan's exploration of strategic

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 27

Analysis of Proposed Transaction

Valuation Summary

                                   IMPLIED ENTERPRISE VALUE
                         ---------------------------------------------
    ($ IN MILLIONS)                25TH                75TH
 VALUATION METHODOLOGY    LOW   PERCENTILE  MEDIAN  PERCENTILE   HIGH
-----------------------  -----  ----------  ------  ----------  ------
COMPARABLE COMPANIES     $63.2    $68.8     $74.3     $102.2    $130.0

COMPARABLE TRANSACTIONS   84.9     85.2      85.6       95.7     105.9

DISCOUNTED CASH FLOW      79.0     84.4      89.8       95.7     101.6

LEVERAGED BUY-OUT         76.2      n/m       n/m        n/m      88.6

PROPOSED TRANSACTION                        $95.6

                                 IMPLIED EQUITY VALUE PER SHARE
                         ----------------------------------------------
                                    25TH                75TH
VALUATION METHODOLOGY     LOW    PERCENTILE  MEDIAN  PERCENTILE   HIGH
-----------------------  ------  ----------  ------  ----------  ------
COMPARABLE COMPANIES     $ 6.16    $ 7.24    $ 8.32    $13.72    $19.12

COMPARABLE TRANSACTIONS   10.79     10.86     10.93     12.89     14.86

DISCOUNTED CASH FLOW       9.23     10.28     11.33     12.47     13.60

LEVERAGED BUY-OUT          8.69       n/m       n/m       n/m     11.03

PROPOSED TRANSACTION                         $12.25

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 28

Analysis of Proposed Transaction

Valuation Summary

- The valuation ranges implied by the techniques employed are summarized below, based on the following:

     -    LBO ANALYSIS - High and low values represent 20% and 30% IRRs

     - DCF ANALYSIS - Based on discount rates and EBITDA exit multiples of 12% - 14% and 5.0x - 6.5x

     - COMPARABLE TRANSACTION ANALYSIS (1) - Based on 2003E EBITDA and multiples of 6.5x - 8.1x

     - PUBLICLY-TRADED COMPARABLE COMPANY ANALYSIS (2) - Based on 2003E EBITDA and multiples of 4.8x - 9.9x

                            IMPLIED ENTERPRISE VALUE
                                 ($ in million)

                               [GRAPHIC OF CHART]

                            IMPLIED EQUITY PER SHARE

                               [GRAPHIC OF CHART]

-----------------------
(1) Based on best comparable transactions including: Savia acquiring Seminis, Inc., Investor Group acquiring Dole, Cal-Maine Foods acquiring Smith Farms, and Investor Group acquiring Maui Land & Pineapple.

(2)  Based on best comparable companies including: BG, CQB, FDP and HORT.

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 29

ANALYSIS of PROPOSED TRANSACTION

Comparable Companies Analysis

                                                                        RANGE OF VALUATION MULTIPLES IMPLIED
                                                                       BY COMPARABLE PUBLIC COMPANIES ANALYSIS
                                           2003E        -------------------------------------------------------------------
                                         OPERATING                       25TH                        75TH
                                           DATA            LOW           PRTL         MEDIAN         PRTL           HIGH
                                         ---------      ---------      --------      --------      ---------      ---------
ENTERPRISE VALUE TO LTM:
  ALL COMPARABLES:
  EBITDA                                                    4.8 x         5.4 x         5.9 x          9.0 x         12.2 x

  BEST COMPARABLES:
  EBITDA                                                    4.8 x         5.3 x         5.7 x          7.8 x          9.9 x

                                                                                  ($ IN MILLIONS)
                                                        -----------------------------------------------------------------
IMPLIED ENTERPRISE VALUE BASED
ON BEST COMPARABLES:
  EBITDA                                 $    13.1      $  63.2        $ 68.8        $ 74.3        $ 102.2        $ 130.0

                                                        -----------------------------------------------------------------
PROPOSED TRANSACTION ENTERPRISE VALUE                                                $ 95.6
                                                        -----------------------------------------------------------------

IMPLIED EQUITY VALUE BASED
ON BEST COMPARABLES:
  EBITDA                                 $    13.1      $  6.16        $ 7.24        $ 8.32        $ 13.72        $ 19.12

                                                        -----------------------------------------------------------------
PROPOSED TRANSACTION EQUITY VALUE/SHARE                                              $12.25
                                                        -----------------------------------------------------------------

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    NOVEMBER 16, 2003 / 30

Analysis of Proposed Transaction

COMPARABLE COMPANIES ANALYSIS

CAPITALIZATION & OPERATING DATA:(1)

                                                                    MARKET CAPITALIZATION(2)
                                                          % OF      -------------------------           LTM OPERATING RESULTS
($ millions, except per share data)  TICKER    PRICE      52-WK     EQUITY MKT     ENTERPRISE    -----------------------------------
         COMPANY                     SYMBOL   11/14/03    HIGH         CAP           VALUE         SALES      EBITDA(3)       EBIT
SYLVAN INC.(5)                       SYLN      $10.10     87.8%     $     52.1     $     83.5    $    93.4    $     13.5     $   7.3

GRAIN HANDLING & PROCESSING
Archer-Daniels-Midland Co.           ADM       14.24      95.3%        9,247.5       12,927.6     31,732.0       1,459.9       797.6
Bunge Limited                        BG        27.50      88.3%        2,760.2        5,391.2     20,620.0         915.0       729.0

FRUITS & VEGETABLES
Chiquita Brands Int'l, Inc.          CQB       19.60      97.7%          803.3        1,079.8      2,714.7         108.6        66.9
Fresh Del Monte Produce Inc.         FDP       25.65      88.4%        1,469.2        1,439.3      2,395.5         298.0       234.9
Northland Cranberries, Inc.          NRCNA      0.48      44.9%           47.1           84.8         92.2          11.1         7.4

AG INPUTS
Delta and Pine Land Co.              DLP       24.34      95.5%          978.3          867.4        284.4          71.3        63.8
Hines Horticulture, Inc.             HORT       4.15      92.8%           91.9          334.4        338.3          61.1        52.0

PROTEIN
Cal-Maine Foods, Inc.                CALM      17.68      89.3%          216.2          312.1        419.6          56.8        40.2
Sanderson Farms, Inc.                SAFM      36.24      99.6%          485.9          505.1        818.6          87.2        62.6
------------------------------------------------------------------------------------------------------------------------------------
High                                                      99.6%        9,247.5       12,927.6     31,732.0       1,459.9       797.6
Median                                                    92.8%          803.3          867.4        818.6          87.2        63.8
Mean                                                      88.0%        1,788.9        2,549.1      6,601.7         341.0       228.3
Low                                                       44.9%           47.1           84.8         92.2          11.1         7.4
------------------------------------------------------------------------------------------------------------------------------------

                                       LTM
                                    OPERATING
                                     RESULTS                 LTM MARGINS                         3 FISCAL YR. CAGR(4)
($ millions, except per share data) ---------     -----------------------------------       ---------------------------------
          COMPANY                    NET INC      EBITDA        EBIT         NET INC       SALES         EBITDA       NET INC
SYLVAN INC.(5)                      $   3.5        14.4%         7.8%           3.7%          5.6%         (12.8%)      (26.3%)

GRAIN HANDLING & PROCESSING
Archer-Daniels-Midland Co.            502.1         4.6%         2.5%           1.6%         25.5%           7.1%         9.6%
Bunge Limited                         367.0         4.4%         3.5%           1.8%         20.7%          36.0%       128.3%

FRUITS & VEGETABLES
Chiquita Brands Int'l, Inc.            65.0         4.0%         2.5%           2.4%          2.5%          (5.9%)        N/A
Fresh Del Monte Produce Inc.          246.3        12.4%         9.8%          10.3%          6.0%          45.2%       153.7%
Northland Cranberries, Inc.             8.9        12.1%         8.0%           9.7%        (30.0%)          N/A          N/A

AG INPUTS
Delta and Pine Land Co.                32.7        25.1%        22.4%          11.5%         (7.5%)          0.9%        (3.4%)
Hines Horticulture, Inc.                6.1        18.0%        15.4%           1.8%          5.2%          (4.7%)       (8.6%)

PROTEIN
Cal-Maine Foods, Inc.                  21.6        13.5%         9.6%           5.2%          4.0%          12.0%        43.5%
Sanderson Farms, Inc.                  33.0        10.6%         7.7%           4.0%         10.8%          60.5%         N/A
-----------------------------------------------------------------------------------------------------------------------------
High                                  502.1        25.1%        22.4%          11.5%         25.5%          60.5%       153.7%
Median                                 33.0        12.1%         8.0%           4.0%          5.2%           9.5%        26.5%
Mean                                  142.5        11.7%         9.0%           5.4%          4.1%          18.9%        53.8%
Low                                     6.1         4.0%         2.5%           1.6%        (30.0%)         (5.9%)       (8.6%)
-----------------------------------------------------------------------------------------------------------------------------

------------------------------
(1) Excludes non-recurring and extraordinary items.

(2) Fully-diluted using the treasury-stock method.

(3) EBITDA = income from operations plus the sum of depreciation, amortization and non-cash stock option compensation.

(4) Historical results have not been adjusted to reflect the discontinuation of goodwill amortization.

(5) Sylvan is shown for illustrative purposes only and is not included in high, median, mean and low calculations.

(6) Earnings estimates are from First Call, where available, and calendarized, where appropriate.

(7) Growth rates are from Bloomberg, where available.

(8) ROIC = EBITDA divided by the sum of total equity and total debt.

(9) Best comparables include BG, CQB, FDP and HORT.

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    NOVEMBER 16, 2003 / 31

Analysis of Proposed Transaction

Comparable Companies Analysis

VALUATION & LEVERAGE STATISTICS:

                                                                                  EQUITY MKT CAP /
                                             ENTERPRISE VALUE / LTM            ---------------------           EPS ESTIMATES(6)
                                        --------------------------------        NET             BOOK           ----------------
         COMPANY                        SALES        EBITDA        EBIT        INCOME          VALUE           2003        2004
SYLVAN INC.(5)                          0.9 X         6.2 X       11.5 X       14.9 X          1.0 X            N/A         N/A

GRAIN HANDLING & PROCESSING
Archer-Daniels-Midland Co.              0.4 x         8.9 x       16.2 x       18.4 x          1.3 x           0.81        0.99
Bunge Limited                           0.3 x         5.9 x        7.4 x        7.5 x          1.3 x           2.50        2.80

FRUITS & VEGETABLES
Chiquita Brands Int'l, Inc.             0.4 x         9.9 x       16.1 x       12.4 x          1.1 x           1.91        2.68
Fresh Del Monte Produce Inc.            0.6 x         4.8 x        6.1 x        6.0 x          1.6 x           3.78        3.86
Northland Cranberries, Inc.             0.9 x         7.6 x       11.5 x        5.3 x          1.1 x            N/A         N/A

AG INPUTS
Delta and Pine Land Co.                 3.1 x        12.2 x       13.6 x       29.9 x          4.2 x           1.05        1.29
Hines Horticulture, Inc.                1.0 x         5.5 x        6.4 x       15.0 x          1.6 x            N/A         N/A

PROTEIN
Cal-Maine Foods, Inc.                   0.7 x         5.5 x        7.8 x       10.0 x          2.9 x            N/A         N/A
Sanderson Farms, Inc.                   0.6 x         5.8 x        8.1 x       14.7 x          2.9 x            N/A         N/A

ALL COMPARABLES
-------------------------------------------------------------------------------------------------------------------------------
  High                                  3.1 x        12.2 x       16.2 x       29.9 x          4.2 x           3.78        3.86
  Median                                0.6 x         5.9 x        8.1 x       12.4 x          1.6 x           1.91        2.68
  Mean                                  0.9 x         7.3 x       10.4 x       13.2 x          2.0 x           2.01        2.32
  Low                                   0.3 x         4.8 x        6.1 x        5.3 x          1.1 x           0.81        0.99
-------------------------------------------------------------------------------------------------------------------------------

BEST COMPARABLES (9)
-------------------------------------------------------------------------------------------------------------------------------
  High                                  1.0 x         9.9 x       16.1 x       15.0 x          1.6 x           3.78        3.86
  Median                                0.5 x         5.7 x        6.9 x        9.9 x          1.4 x           2.50        2.80
  Mean                                  0.6 x         6.5 x        9.0 x       10.2 x          1.4 x           2.73        3.11
  Low                                   0.3 x         4.8 x        6.1 x        6.0 x          1.1 x           1.91        2.68
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                     LEVERAGE STATISTICS
                                                                                             ---------------------------------
                                           PROJECTED P/E          2004 P/E /                                         DEBT /
                                        -------------------       5 YR. EPS                  EBITDA /     DEBT /    EQUITY MKT
         COMPANY                         2003         2004        GROWTH(7)     ROIC(8)      INTEREST     EBITDA       CAP
SYLVAN INC.(5)                             N/A          N/A            N/A        15.2%        7.8 X       2.6 X        68.0%

GRAIN HANDLING & PROCESSING
Archer-Daniels-Midland Co.              17.6 x       14.4 x         165.3%        11.9%        6.2 x       3.5 x        54.6%
Bunge Limited                           11.0 x        9.8 x         107.9%        19.1%       21.8 x       2.8 x        93.7%

FRUITS & Vegetables
Chiquita Brands Int'l, Inc.             10.3 x        7.3 x          60.9%         9.2%        2.2 x       4.0 x        54.3%
Fresh Del Monte Produce Inc.             6.8 x        6.6 x          88.6%        30.1%       32.4 x       0.2 x         3.3%
Northland Cranberries, Inc.                N/A          N/A            N/A        12.8%        5.7 x       4.0 x        95.5%

AG INPUTS
Delta and Pine Land Co.                 23.3 x       18.8 x         198.2%        30.6%          N/A       0.0 x         0.2%
Hines Horticulture, Inc.                   N/A          N/A            N/A        20.4%        2.3 x       4.0 x       263.9%

PROTEIN
Cal-Maine Foods, Inc.                      N/A          N/A            N/A        31.6%        7.3 x       1.9 x        49.2%
Sanderson Farms, Inc.                      N/A          N/A            N/A        41.5%       32.8 x       0.5 x         8.5%

ALL COMPARABLES
-----------------------------------------------------------------------------------------------------------------------------
  High                                  23.3 x       18.8 x         198.2%        41.5%       32.8 x       4.0 x       263.9%
  Median                                11.0 x        9.8 x         107.9%        20.4%        6.7 x       2.8 x        54.3%
  Mean                                  13.8 x       11.4 x         124.2%        23.0%       13.8 x       2.3 x        69.2%
  Low                                    6.8 x        6.6 x          60.9%         9.2%        2.2 x       0.0 x         0.2%
-----------------------------------------------------------------------------------------------------------------------------

BEST COMPARABLES(9)
-----------------------------------------------------------------------------------------------------------------------------
  High                                  11.0 x        9.8 x         107.9%        30.1%       32.4 x       4.0 x       263.9%
  Median                                10.3 x        7.3 x          88.6%        19.8%       12.0 x       3.4 x        74.0%
  Mean                                   9.3 x        7.9 x          85.8%        19.7%       14.6 x       2.7 x       103.8%
  Low                                    6.8 x        6.6 x          60.9%         9.2%        2.2 x       0.2 x         3.3%
-----------------------------------------------------------------------------------------------------------------------------

-----------------------
(1) Excludes non-recurring and extraordinary items.

(2) Fully-diluted using the treasury-stock method.

(3) EBITDA = income from operations plus the sum of depreciation, amortization and non-cash stock option compensation.

(4) Historical results have not been adjusted to reflect the discontinuation of goodwill amortization.

(5) Sylvan is shown for illustrative purposes only and is not included in high, median, mean and low calculations.

(6) Earnings estimates are from First Call, where available, and calendarized, where appropriate.

(7) Growth rates are from Bloomberg, where available.

(8) ROIC = EBITDA divided by the sum of total equity and total debt.

(9) Best comparables include BG, CQB, FDP and HORT.

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 32

Analysis of Proposed Transaction

Comparable Transactions Analysis

                                                                              RANGE OF VALUATION MULTIPLES IMPLIED
                                                                               BY COMPARABLE TRANSACTIONS ANALYSIS
                                                  2003E        -------------------------------------------------------------------
                                                OPERATING                       25TH                         75TH
                                                  DATA            LOW           PRTL          MEDIAN         PRTL           HIGH
                                                ---------      ---------      ---------      ---------     ---------     ---------
ENTERPRISE VALUE TO LTM:
  ENTIRE GROUP:
  EBITDA                                                           5.9 x          7.0 x          8.1 x        15.6 x        23.1 x

  BEST COMPARABLES:
  EBITDA                                                           6.5 x          6.5 x          6.5 x         7.3 x         8.1 x

IMPLIED ENTERPRISE VALUE:                                                                ($ IN MILLIONS)
                                                               -----------------------------------------------------------------
  EBITDA                                        $    13.1      $  84.9        $  85.2        $  85.6       $  95.7       $ 105.9

                                                               -----------------------------------------------------------------
PROPOSED TRANSACTION ENTERPRISE VALUE                                                        $  95.6
                                                               -----------------------------------------------------------------

IMPLIED EQUITY VALUE PER SHARE:
  EBITDA                                        $    13.1      $ 10.79        $ 10.86        $ 10.93       $ 12.89       $ 14.86

                                                               -----------------------------------------------------------------
PROPOSED TRANSACTION EQUITY VALUE PER SHARE                                                  $ 12.25
                                                               -----------------------------------------------------------------

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 33

Analysis of Proposed Transaction

Comparable Transactions Analysis

  ($ in millions)                                                                                      ENTERPRISE VALUE MULTIPLES:
 ANNOUNCEMENT DATE                   ACQUIROR                                                EQUITY    ---------------------------
   CLOSING DATE                       TARGET                  EQUITY   ENTERPRISE  PREMIUM  VALUE TO:      LTM     LTM     LTM
   CONSIDERATION                 TARGET BUSINESS               VALUE     VALUE      PAID     LTM NI      REVENUE  EBITDA   EBIT
8/29/2003          Venture Group                                  n/a         n/a      n/a        n/a        n/a     n/a     n/a
8/29/2003          Packers of Indian River Ltd.
                   (Chiquita Brands International Inc.)
Cash               Producer and wholesaler of fresh and
                   processed citrus products

8/18/2003          Tyson Foods Inc.                              74.0        74.0      n/a      0.3 x        n/a     n/a     n/a
Pending            Choctaw Maid Farms Inc.
n/a                Producer and manufacturer of wholesale
                   poultry products

8/18/2003          BC Natural Foods LLC                           n/a         n/a      n/a        n/a        n/a     n/a     n/a
8/18/2003          Penn Valley Farms
n/a                Owner and operator of poultry farms

6/9/2003           Pilgrims Pride Corp                          302.7       597.3      n/a        n/a      0.3 x  23.1 x     n/a
Pending            ConAgra Foods Inc-Chicken Business
Cash/Stock/Sub.
Notes              Producer of meat, eggs, and cooking oil

2/4/2003           Riviana Foods Inc.                            25.3        25.3      n/a        n/a      0.7 x     n/a     n/a
2/10/2003          ACH Rice Specialties Business (Associated
                   British Foods Plc)
Cash               Producer and marketer of rice products

12/13/2002         Savia, S.A. de C.V.                          384.4       650.0     50.6%   126.0 x      1.4 x   8.1 x  13.3 x
9/30/2003          Seminis, Inc.
Cash               Producer and marketer of fruit and
                   vegetable seeds

9/22/2002          Investor Group                             2,017.8     2,500.0     36.8%    13.1 x      0.6 x   6.6 x   9.1 x
3/31/2003          Dole Food Co., Inc.
Cash               Producer and marketer of fresh fruit and
                   vegetables

8/17/2001          Nippon Suisan                                175.0       175.0      n/a        n/a      0.7 x   8.8 x     n/a
10/2/2001          Gorton's & Bluewater Seafoods
Cash               Producers of frozen seafood

1/23/2001          Hormel Foods Corp                            334.4       334.4      n/a     16.0 x      1.0 x     n/a  10.0 x
2/26/2001          The Turkey Store Co. (d/b/a Jerome Foods,
                   Inc.)
Cash               Producer of poultry, food products

9/27/2000          Pilgrim's Pride Corp.                        234.5       280.0    105.4%    65.2 x      0.3 x  10.2 x  31.2 x
1/28/2001          WLR Foods, Inc.
Cash               Producer of poultry products

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 34

Analysis of Proposed Transaction

Comparable Transactions Analysis

                                                                                                       ENTERPRISE VALUE MULTIPLES:
 ANNOUNCEMENT DATE                   ACQUIROR                                                EQUITY    ---------------------------
   CLOSING DATE                       TARGET                  EQUITY   ENTERPRISE  PREMIUM  VALUE TO:      LTM     LTM     LTM
   CONSIDERATION                 TARGET BUSINESS               VALUE     VALUE      PAID     LTM NI      REVENUE  EBITDA   EBIT
8/9/2000           Lesaffre et Compagnie                      $ 113.0  $    113.0      n/a        n/a      0.9 x     n/a     n/a
2/26/2001          Red Star Yeast and Products (Sensient
                   Technologies Corp.)
Cash               Supplier of yeast to commercial bakery

12/20/1999         Money's Mushrooms Ltd.                        50.0        50.0      n/a        n/a      0.4 x     n/a     n/a
2/1/2000           Fresh Mushrooms Business (Vlasic Foods
                   Int'l Inc.)
Cash               Producer of fresh mushrooms

12/6/1999          ConAgra, Inc.                                360.0       376.0      n/a        n/a      0.8 x     n/a  11.1 x
1/3/2000           Seaboard Farms (Seaboard Corp.)
Cash               Producer of poultry products

9/15/1999          Cal-Maine Foods, Inc.                         36.2        36.2      n/a     13.4 x      0.7 x   6.5 x   9.1 x
9/30/1999          Smith Farms, Inc.
Cash               Owns and operates egg farms

7/15/1999          Reservoir Capital Group LLC                   72.2       153.8      8.7%    36.8 x      1.2 x  10.0 x  21.7 x
11/2/1999          Orange-co., Inc.
Cash               Producer of citrus fruit, juices

7/2/1999           Investor Group                                95.2       119.6    (12.8%)   18.0 x      0.8 x   6.5 x  11.7 x
9/7/1999           Maui Land & Pineapple Co., Inc.
n/a                Producer of pineapples

5/14/1999          Pictsweet LLC                                 23.8        72.6     36.6%    39.3 x      0.4 x   5.9 x  13.9 x
9/23/1999          United Foods, Inc.
Cash               Producer and marketer of frozen fruits,
                   vegetables

Summary Multiples:
Median                                    36.7%    18.0 x    0.7 x     8.1 x    11.7 x
Mean                                      37.6%    36.4 x    0.7 x     9.5 x    14.6 x
Low                                      (12.8%)    0.3 x    0.3 x     5.9 x     9.1 x
High                                     105.4%   126.0 x    1.4 x    23.1 x    31.2 x

Summary Best Comparable Multiples(1):
Median                                    36.8%    15.7 x    0.7 x     6.5 x    10.4 x
Mean                                      24.9%    42.6 x    0.9 x     6.9 x    10.8 x
Low                                      -12.8%    13.1 x    0.6 x     6.5 x     9.1 x
High                                      50.6%   126.0 x    1.4 x     8.1 x    13.3 x

----------------------
Source: Thomson Financial, SEC filings and company press releases. Data includes transactions announced between January 1, 1999 and November 6, 2003.

(1) Best transactions include Savia acquiring Seminis, Inc, Investor Group acquiring Dole, Cal-Maine Foods acquiring Smith Farms, and Investor Group acquiring Maui Land & Pineapple.

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 35

Analysis of Proposed Transaction

Discounted Cash Flow Analysis

           PRESENT VALUE       PRESENT VALUE OF TERMINAL
              OF FREE      +            VALUE              =   PRESENT VALUE OF ENTERPRISE
            CASH FLOWS          MULTIPLE OF 2008 EBITDA                  VALUE
DISCOUNT   -------------       -------------------------       ---------------------------
  RATE      2004 - 2008        5.00X     5.75X     6.50X       5.00X     5.75X      6.50X
--------   -------------       -----     -----     -----       -----     -----     -------
    12.0%     $30.5            $54.6     $62.8     $71.0       $85.2     $93.4     $ 101.6
    13.0%      29.7             52.3      60.1      67.9        82.0      89.8        97.7
    14.0%      29.0             50.0      57.5      65.0        79.0      86.5        94.0

TOTAL RANGE                                                    $79.0         -     $ 101.6

ASSUMED OFFER PRICE                                                      $95.6

                                 IMPLIED EQUITY VALUE         IMPLIED EQUITY VALUE PER SHARE
DISCOUNT     NET DEBT          -------------------------      ------------------------------
  RATE   - SEPT. 28, 2003  =   5.00X     5.75X     6.50X       5.00X     5.75X      6.50X
--------   -------------       -----     -----     -----       -----     -----     -------
    12.0%      $31.4           $53.7     $61.9     $70.1       $10.42    $12.01    $ 13.60
    13.0%       31.4            50.6      58.4      66.2         9.81     11.33      12.85
    14.0%       31.4            47.6      55.1      62.6         9.23     10.68      12.14

TOTAL RANGE                    $47.6         -     $70.1       $ 9.23         -    $ 13.60

ASSUMED OFFER PRICE                      $64.2                           $12.25

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 36

Analysis of Proposed Transaction

Discounted Cash Flow Analysis

HISTORICAL AND PROJECTED CASH FLOWS
($ in millions except per share data)

Fiscal Year End December,                  HISTORICAL         CAGR                   PROJECTED (a)                 CAGR
                                     ------------------------------------------------------------------------------------
                                      2001    2002    2003    01-03    2004    2005     2006      2007     2008    04-08
------------------------------------------------------------------------------------------------------------------------
Net Sales                            $85.9   $88.2   $95.9     5.6%  $ 96.9   $ 97.7   $100.6   $103.6   $106.7     2.5%
    % Growth                             -     2.7%    8.7%             1.0%     0.8%     3.0%     3.0%     3.0%
EBITDA                                17.2    14.9    13.1   -12.8%    14.0     14.1     16.6     18.7     19.3     8.4%
    % of Sales                        20.0%   16.9%   13.6%            14.4%    14.5%    16.5%    18.0%    18.0%
EBIT                                  11.6     9.0     6.8   -23.5%     7.6      8.1     10.9     13.2     13.9    16.2%
    % of Sales                        13.5%   10.2%    7.1%             7.9%     8.3%    10.8%    12.7%    13.0%
Less: Taxes @   35%                   (4.1)   (3.2)   (2.4)            (2.7)    (2.8)    (3.8)    (4.6)    (4.9)
                                     ----------------------          ------------------------------------------
UNLEVERED NET INCOME                   7.6     5.9     4.4   -23.5%     5.0      5.3      7.1      8.6      9.0    16.2%
Plus: Depreciation and Amortization    5.6     5.8     6.3              6.3      6.0      5.7      5.5      5.3

Less: Capital Expenditures            (4.1)   (3.4)   (3.9)            (3.9)    (3.9)    (3.9)    (3.9)    (3.9)

Less: Increase in Working Capital     (2.9)   (1.6)    3.0              0.5     (0.2)    (0.6)    (0.6)    (0.7)
                                     ----------------------          ------------------------------------------
UNLEVERED FREE CASH FLOW             $ 6.2   $ 6.7   $ 9.9    26.3%  $  8.0   $  7.3   $  8.3   $  9.6   $  9.8     5.5%
                                     ======================          ==========================================

DISCOUNTED CASH FLOW VALUATION ANALYSIS

Discount Rate                                          12.0%                       13.0%                      14.0%
                                             -------------------------   ------------------------   --------------------------
Terminal EBITDA Multiple                       5.00x    5.75x     6.50x    5.00x    5.75x    6.50x    5.00x    5.75x     6.50x

EBITDA                                       $ 19.3   $ 19.3   $  19.3   $ 19.3   $ 19.3   $ 19.3   $ 19.3   $ 19.3    $ 19.3
Terminal Value                                 96.3    110.7     125.2     96.3    110.7    125.2     96.3    110.7     125.2
PV Terminal Value                              54.6     62.8      71.0     52.3     60.1     67.9     50.0     57.5      65.0
PV Free Cash Flows                             30.5     30.5      30.5     29.7     29.7     29.7     29.0     29.0      29.0
                                             -------------------------   ------------------------   -------------------------
IMPLIED ENTERPRISE VALUE                     $ 85.2   $ 93.4   $ 101.6   $ 82.0   $ 89.8   $ 97.7   $ 79.0   $ 86.5    $ 94.0
                                             =========================   ========================   =========================

Less: Net Debt (b)                            (29.3)   (29.3)    (29.3)   (29.3)   (29.3)   (29.3)   (29.3)   (29.3)    (29.3)
Less: Minority Interest (b)                    (2.2)    (2.2)     (2.2)    (2.2)    (2.2)    (2.2)    (2.2)    (2.2)     (2.2)
                                             -------------------------   ------------------------   -------------------------
EQUITY VALUE                                 $ 53.7   $ 61.9   $  70.1   $ 50.6   $ 58.4   $ 66.2   $ 47.6   $ 55.1    $ 62.6
Shares Outstanding (mm)                         5.2      5.2       5.2      5.2      5.2      5.2      5.2      5.2       5.2
                                             -------------------------   ------------------------   -------------------------
EQUITY VALUE PER SHARE                       $10.42   $12.01   $ 13.60   $ 9.81   $11.33   $12.85   $ 9.23   $10.68    $12.14
                                             =========================   ========================   =========================

ENTERPRISE VALUE AS A MULTIPLE OF 2003E:
Net Sales                                      0.89x    0.97x     1.06x    0.86x    0.94x    1.02x    0.82x    0.90x     0.98x
EBITDA                                         6.51x    7.14x     7.76x    6.27x    6.87x    7.47x    6.04x    6.61x     7.19x
EBIT                                          12.50x   13.70x    14.91x   12.04x   13.19x   14.34x   11.60x   12.70x    13.80x

----------
(a) Based upon Management estimates dated September 23, 2003. Includes $1.1 million of public company expenses. Assumes an Euro to U.S. dollar exhange rate of 1.09.

(b) Based on August 2003 Balance Sheet.

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 37

Analysis of Proposed Transaction

Leveraged Buy-Out Analysis

- The leveraged buy-out analysis is summarized on the following page and is based on the following assumptions:

    -   Senior debt of approximately 3.0x at LIBOR +375 basis points

        -   5 year amortization

    -   Subordinated debt of approximately 1.25x

    -   Coupon of 12%

        -   Required return of 17-20%

    -   Sponsor equity returns of 20-30%

    -   Management incentive options of 10%

    -   Enter and exit at the same multiple

    - Based on management projections as of September 26, 2003 and September 28, 2003 balance sheet

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 38

Analysis of Proposed Transaction

Leveraged Buy-Out Analysis

LBO TRANSACTION SUMMARY                                      IMPLIED IRR = 20.0%

PURCHASE PRICE:
-----------------------------------------
Equity value                       $ 57.2
Plus: debt (1)                       37.6
Less: cash                           (6.1)
                                   ------
Net debt                             31.4

Enterprise value                   $ 88.6
                                   ======

        USES:
-----------------------------------------
Equity purchase price              $ 57.2
Refinance existing debt              35.4
Transaction expenses                  3.2
                                   ------

                                   $ 95.8
                                   ======

         SOURCES:
-----------------------------------------
Excess cash                        $ 4.1
Bank debt                           42.3
Sub-debt                            18.2
Financial sponsor equity            31.2
                                   -----
                                   $95.8
                                   =====

      PURCHASE MULTIPLES:
-------------------------------------------
Enterprise value / 2003 revenue       0.9 x
Enterprise value / 2003 EBITDA        6.4 x

                                     ------
IMPLIED PRICE PER SHARE:             $11.03
                                     ======

    OWNERSHIP:
------------------------------------------
Financial sponsor                    82.0%
Management                           10.0%
Sub-debt                              8.0%

      LEVERAGE STATISTICS:
------------------------------------------
Bank debt / 2003 EBITDA              2.9 x
Total debt / 2003 EBITDA             4.1 x
2003 EBITDA / Interest               3.3 x
(2003 EBITDA - CapEx) / Interest     2.0 x
2004 EBITDA / Interest               1.9 x
(2004 EBITDA - CapEx) / Interest     2.6 x

LBO TRANSACTION SUMMARY                                      IMPLIED IRR = 30.0%

PURCHASE PRICE:
------------------------------------------
Equity value                       $ 44.8
Plus: debt (1)                       37.6
Less: cash                           (6.1)
                                   ------
Net debt                             31.4

Enterprise value                   $ 76.2
                                   ======

          USES:
-----------------------------------------
Equity purchase price              $ 44.8
Refinance existing debt              35.4
Transaction expenses                  3.2
                                   ------

                                   $ 83.4
                                   ======

        SOURCES:
------------------------------------------
Excess cash                        $   4.1
Sub-debt                              42.3
Assumed debt                          18.2
Financial sponsor equity              18.8
                                   -------
                                   $  83.4
                                   =======

      PURCHASE MULTIPLES:
--------------------------------------------
Enterprise value / 2003 revenue        0.8 x
Enterprise value / 2003 EBITDA         5.5 x
                                     ------
IMPLIED PRICE PER SHARE:             $ 8.69
                                     ------

    OWNERSHIP:
--------------------------------------------
Financial sponsor                      82.5%
Management                             10.0%
Sub-debt                                7.5%

     LEVERAGE STATISTICS:
------------------------------------------
Bank debt / 2003 EBITDA              2.9 x
Total debt / 2003 EBITDA             4.1 x
2003 EBITDA / Interest               3.3 x
(2003 EBITDA - CapEx) / Interest     2.0 x
2004 EBITDA / Interest               1.9 x
(2004 EBITDA - CapEx) / Interest     2.6 x

----------
NOTE: Analysis based on management estimates, anticipated financing parameters and required returns.

(1) Debt includes minority interest of $2.2 million.

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 39

Analysis of Proposed Transaction

Premiums Paid Analysis

- The outside offer price of $12.25 represents a premium of 25% to the Company's closing price of $9.82 one day prior to the announcement of the management-led proposal.

     - A meaningful comparison of the premium implied by the Proposed Transaction to the average and median premiums analyzed is difficult due to the lengthy and public background of the Proposed Transaction.

ANNOUNCED TRANSACTIONS $50MM - $150MM
(APRIL 1, 2003 - NOVEMBER 3, 2003)

                                                                                                    PREMIUM PAID RELATIVE TO:
                                                                                                    ------------------------
                                                                              VALUE OF      PRICE
  DATE                                                                       TRANSACTION     PER    1 DAY   1 WEEK   4 WEEKS
ANNOUNCED            TARGET NAME                      ACQUIROR NAME            ($MIL)       SHARE   PRIOR    PRIOR     PRIOR
----------------------------------------------------------------------------------------------------------------------------
04/01/03    National Service Industries      California Investment Fund LLC    111.9        10.00    93.8%   90.8%    67.5%
04/03/03    Elite Information Group Inc      Thomson Corp                      121.5        14.00    40.4%   44.3%    40.7%
04/04/03    Sports Club Co                   Investor Group                     70.2         3.00    25.0%   24.5%    31.6%
04/07/03    Bruker AXS Inc                   Bruker Daltonics Inc              104.6         1.86    44.2%   38.8%    28.3%
04/09/03    Ramsay Youth Services Inc        Psychiatric Solutions Inc          77.9         5.00    42.9%   31.6%    24.7%
04/16/03    Lillian Vernon Corp              Investor Group                     60.7         7.25    72.6%   74.7%    72.2%
04/16/03    Signal Technology Corp           Crane Co                          142.5        13.25    17.6%   15.6%    21.6%
04/22/03    Varsity Brands Inc               Investor Group                    136.8         6.57    39.8%   39.5%    42.2%
04/29/03    Thousand Trails Inc              Kohlberg & Co LP                  114.6        14.50    55.1%   55.9%    49.8%
05/14/03    MountainBank Financial Corp      South Financial Corp.             123.1        32.75    11.0%   25.9%    28.9%
05/16/03    National Energy Group Inc        American Re Partners LP           148.1         0.80   150.0%   14.3%    29.0%
05/27/03    TMBR/Sharp Drilling Inc          Patterson-UTI Energy Inc           92.1        20.19     4.1%    5.3%     9.1%
05/28/03    CommerceSouth Inc,Eufaula,AL     BancTrust Financial Group Inc      73.1        25.50    64.5%   59.2%    66.4%
05/30/03    Cysive Inc                       Snowbird Holdings Inc              74.5         3.23     0.9%    0.9%    11.4%
06/09/03    Grange National Banc Corp,PA     Community Bank Sys Inc,NY          82.2        45.85    19.9%   17.6%    24.6%
06/25/03    United Park City Mines Co        Capital Growth Partners LLC        68.7        21.00     3.4%    4.7%     5.5%
06/26/03    Elder-Beerman Stores Corp        Wright Holdings Inc                68.5         6.00    13.0%    9.9%    14.9%
06/27/03    Acres Gaming Inc                 International Game Technology     136.5        11.50     1.0%   13.9%    31.4%

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 40

Analysis of Proposed Transaction

Premiums Paid Analysis


                                                                                                      PREMIUM PAID RELATIVE TO:
                                                                              VALUE OF     PRICE     ---------------------------
  DATE                                                                      TRANSACTION     PER      1 DAY     1 WEEK    4 WEEKS
ANNOUNCED           TARGET NAME                     ACQUIROR NAME             ($MIL)       SHARE     PRIOR      PRIOR     PRIOR
--------------------------------------------------------------------------------------------------------------------------------
06/29/03   Information Resources Inc       Investor Group                       99.4         3.30      10.7%     -2.4%     -2.7%
07/03/03   Methode Electronics Inc         Dura Automotive Systems Inc          54.4        50.00     153.2%    156.4%    155.0%
07/15/03   Klamath First Bancorp,Oregon    Sterling Financial Corp,WA          148.0        20.44      17.1%     17.8%     16.8%
07/16/03   Alliance Bancorp of NE Inc      New Haven Savings Bank,CT            72.1        25.00      -5.3%      2.2%      7.3%
07/16/03   Timberline Software Corp        Best Software Inc                   103.5         8.25      36.4%     38.0%     38.0%
07/23/03   Brio Software Inc               Hyperion Solutions Corp             141.9         3.44      27.4%     24.2%     50.2%
07/23/03   Pinnacor Inc                    MarketWatch.com Inc                 104.8         2.42       9.0%      8.5%     24.1%
07/29/03   Elder-Beerman Stores Corp       Bon-Ton Stores Inc                   97.8         8.00      32.9%     33.3%     36.3%
07/30/03   Community Bk,Pilot Mtn,NC       Southern Community Finan Corp        77.3        48.65      56.9%     56.9%     62.2%
08/04/03   Mercator Software Inc           Ascential Software Corp             115.0         3.00      22.4%     34.5%     86.3%
08/05/03   ResortQuest International       Gaylord Entertainment Co            107.6         5.53       8.4%     10.8%     13.8%
08/12/03   California Independent Bancorp  Humboldt Bancorp,Eureka,CA           81.7        35.50      22.8%     22.4%     18.3%
08/12/03   Jacksonville Bancorp,TX         Franklin Bank Corp,Houston,TX        73.4        37.50      25.0%     29.3%     27.1%
09/04/03   Ross Systems Inc                Chinadotcom Corp                     66.2        19.00       9.9%     22.7%     22.6%
09/09/03   Lightspan Inc                   Plato Learning Inc                  103.5        10.89      36.1%     29.6%     67.5%
09/11/03   CoVest Bancshares Inc,IL        First Midwest Bancorp,IL            129.4        27.45       2.7%      1.7%      5.8%
09/11/03   Skibo Financial Corp,PA         Northwest Bancorp MHC,PA             55.2        17.00      26.3%     28.1%     29.5%
09/22/03   Thistle Group Holdings Co       Citizens Bank of Pennsylvania       147.8        26.00      35.4%     39.0%     58.7%
09/22/03   United States Exploration Inc   DGL Acquisition Corp                 53.3         2.82       0.7%     -1.1%     -1.1%
09/25/03   Caledonia Finl Corp,MI          Chemical Financial Corp,MI           55.3        39.00       N/A       N/A       N/A
09/26/03   Business Bancorp,California     UnionBanCal Corp,CA                 114.9        28.57       N/A       N/A       N/A
09/29/03   Good Guys Inc                   CompUSA Inc                          55.4         2.05      36.7%     31.4%     45.4%
09/30/03   Garden Fresh Restaurant Corp    Fairmont Capital Inc                103.0        16.35      48.9%     54.8%     64.3%
10/03/03   OneSource Information Services  ValueAct Capital Partners LP         80.9         9.50       9.3%     21.6%     17.7%
10/08/03   Crown Resources Corp            Kinross Gold Corp                    78.4        78.42      46.7%     46.7%     41.9%
10/20/03   Docent Inc                      click2learn.com inc                  61.9         4.14       1.0%      0.7%      6.2%
10/22/03   Brass Eagle Inc                 K2 Inc                               82.5        10.51      26.6%     25.1%     27.7%
10/24/03   Information Resources Inc       Open Ratings Inc                    114.9         3.30     -29.2%    -27.3%    -28.6%
10/27/03   SCB Computer Technology Inc     CIBER Inc                            52.5         2.15      13.2%      7.5%     22.9%
10/27/03   On Technology Corp              Symantec Corp                       101.1         4.00      15.9%     16.3%     57.5%

                                           AVERAGE                           $  94.6      $  16.6      30.4%     28.2%     34.1%
                                           MEDIAN                            $  95.0      $  10.7      23.9%     24.3%     28.6%

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 41

A / DESCRIPTIONS OF COMPARABLE COMPANIES

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 42

Descriptions of Comparable Companies

ARCHER-DANIELS-MIDLAND COMPANY (NYSE:ADM)

Archer-Daniels-Midland Company is principally engaged in procuring, transporting, storing, processing and merchandising agricultural commodities and products. The Company's operations are classified into four business segments:
Oilseeds Processing, which includes the processing of oilseeds; Corn Processing, which includes its dry milling and wet milling corn operations; Wheat Processing, which includes the milling of wheat, corn and milo into flour, and Agricultural Services, which buys, stores, cleans and transports agricultural commodities. Archer-Daniels-Midland's remaining operations are classified as the Other segment, which primarily includes the production of value-added soy protein products.

BUNGE LIMITED (NYSE:BG)

Bunge Limited is an integrated, global agribusiness and food company operating in the farm-to-consumer food chain, which ranges from raw materials, such as grains and fertilizers, to retail food products, such as flour and margarine. The Company has primary operations in North America, Brazil, Argentina and Europe and worldwide distribution capabilities. Bunge conducts its operations in three divisions: agribusiness, fertilizer and food products. The agribusiness division consists of three business lines: grain origination, oilseed processing and international marketing. The Company's fertilizer division is comprised of nutrients and retail operations. The food products division consists of four business lines: edible oil products, wheat milling and bakery products, soy ingredients and corn products.

CHIQUITA BRANDS INTERNATIONAL, INC. (NYSE:CQB)

Chiquita Brands International, Inc. and its subsidiaries operate in two business segments: Fresh Produce and Processed Foods. The Company Fresh Produce segment sources, distributes and markets a line of fresh fruits and vegetables sold under the Chiquita and other brand names. Chiquita's fresh fruits and vegetables include bananas, berries, citrus, grapes, melons, mushrooms, stone fruit, tomatoes and a variety of other fresh produce. In Europe, the Company's Processed Foods segment sells Chiquita branded fruit juices, beverages, snacks and desserts, which are manufactured by third parties to Chiquita's specifications. In the United States, several national fruit juice and beverage producers manufacture and sell shelf-stable, refrigerated and frozen juice and beverage products using the Chiquita brand name, for which they pay Chiquita a license fee. Chiquita's processed banana products include banana puree, frozen banana pieces, sliced bananas and other specialty products.

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 43

Descriptions of Comparable Companies

FRESH DEL MONTE PRODUCE INC. (NYSE:FDP)

Fresh Del Monte Produce Inc. is primarily engaged in the worldwide sourcing, transportation and marketing of fresh and fresh-cut produce. The Company's products include bananas, pineapples, cantaloupe, honeydew, watermelons, grapes, non-tropical fruits (including citrus, apples, pears, peaches, plums, nectarines, apricots and kiwi), plantains, Vidalia sweet onions and various greens. In January 2003, the Company has added tomatoes, potatoes and onions to its product offering. The Company sources its products primarily from Central and South America and the Philippines. Fresh Del Monte also sources products from North America, Africa and Europe and distributes its products in Europe, the Asia-Pacific region and South America. The Company also has non-produce businesses. These include its third-party ocean freight container business, a third-party plastics and box manufacturing business, its Jordanian poultry business and its Argentine grain business.

HINES HORTICULTURE, INC. (NASD:HORT)

Hines Horticulture, Inc. produces and distributes horticultural products through its wholly owned subsidiaries, Hines Nurseries, Inc. (Hines Nurseries) and Enviro-Safe Laboratories Inc. The Company is a national supplier of ornamental shrubs, color plants and container-grown plants, with 14 commercial nursery facilities located in Arizona, California, Florida, Georgia, New York, Oregon, Pennsylvania, South Carolina and Texas. Hines markets its products to retail and commercial customers throughout the United States. It produces approximately 5,500 varieties of ornamental shrubs and color plants and sells to more than 2,200 retail and commercial customers, representing more than 8,400 outlets throughout the United States and Canada.

NORTHLAND CRANBERRIES (OTC:NRCNA)

Northland Cranberries, Inc. is a vertically integrated grower, handler, processor and marketer of cranberries, branded cranberry products and fruit beverages. The Company markets and sells its Northland, Seneca, TreeSweet and Awake brand cranberry and other fruit juice products, as well as fresh, frozen and dried cranberries and cranberry concentrate domestically through retail supermarkets and through other distribution channels, both domestically and internationally. In addition, the Company produces and packages juice beverages for other companies on a contract-manufacturing basis. As of November 26, 2002, Northland owned or operated 21 cranberry-producing marshes with 2,009 planted acres in Wisconsin. It also maintains multi-year crop purchase contracts with 44 independent cranberry growers to purchase all of the cranberries harvested from an aggregate of up to 1,743 contracted acres.

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 44

Descriptions of Comparable Companies

DELTA AND PINE LAND COMPANY (NYSE:DLP)

Delta and Pine Land Company (D&PL) and its subsidiaries breed, produce, condition and market cotton and soybean planting seed. In connection with its seed operations, the Company farms approximately 2,000 acres largely for the production of cotton and soybean foundation seed. D&PL is in a single line of business and operates in two business segments, domestic and international. The Company's reportable segments offer similar products, however, the business units are managed separately due to the geographic dispersion of their operations. The Company develops its proprietary seed products through research and development efforts in the United States and certain foreign countries.

CAL-MAINE FOODS, INC. (NASD:CALM)

Cal-Maine Foods, Inc. is primarily engaged in the production, cleaning, grading and packaging of fresh shell eggs for sale to shell egg retailers. The Company had sales of approximately 571 million dozen shell eggs during the fiscal year ended May 31, 2003 (fiscal 2003). It primarily markets shell eggs in the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States. Shell eggs are sold directly by the Company primarily to national and regional supermarket chains. Cal-Maine also produces specialty eggs such as Eggo land's Best and Farmhouse eggs and operates a dairy facility.

SANDERSON FARMS, INC. (NASD:SAFM)

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and the preparation, processing, marketing and distribution of processed and prepared food items. The Company sells chill pack, ice pack and frozen chicken, both whole and cut-up, primarily under the Sanderson Farms brand name, to retailers, distributors and fast-food operators principally in the southeastern, southwestern and western United States. During the fiscal year ended October 31, 2002, the Company processed approximately 264.7 million chickens, or approximately 1.3 billion dressed pounds. In addition, it purchased and further processed 14.5 million pounds of poultry products. It sells over 200 processed and prepared food items nationally and regionally, primarily to distributors, national foodservice accounts, retailers and club stores.

[MORGAN JOSEPH LOGO]

PROJECT SPAWN / PRESENTATION TO THE BOARD OF DIRECTORS    November 16, 2003 / 45